Consent of Independent Registered Public Accounting Firm

We consent to use of our reports dated March 13, 2019, with respect to the consolidated financial statements of Fidelity Southern Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation and Subsidiaries, included in the Form 8-K/A of Ameris Bancorp.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 12, 2019